Workiva Announces Two New Appointments to Board of Directors
Company Appoints Former Cisco and Autodesk CFO Scott Herren and Former Workday Co-President, CFO, and EVP Mark Peek

NEW YORK - January 28, 2026 – Workiva Inc. (NYSE: WK), a leading, AI-powered platform for trust, transparency, and accountability, today announced the appointment of two new independent directors to its Board of Directors. Scott Herren is the former EVP and Chief Financial Officer of Cisco and current Board member and Audit Committee Chair at Rubrik (NYSE: RBRK). Mark Peek is a former EVP, CFO, and Co-President of Workday (NASDAQ: WDAY) and currently sits on the Board of Directors for SentinelOne (NYSE: S) and Trimble (NASDAQ: TRMB).

“We are pleased to welcome two highly experienced SaaS leaders to our Board of Directors,” said Julie Iskow, Workiva President and Chief Executive Officer. “Scott and Mark bring deep expertise in scaling high-growth public technology companies, strengthening financial discipline, and driving operational excellence. Their leadership will be instrumental as we pursue sustained growth, execute on our market opportunity, and focus on shareholder value.”

Workiva Appoints Veteran Finance Leader Scott Herren to Board
As CFO of Cisco, Herren led finance and procurement, alongside operational leadership responsibilities such as corporate development and acquisition integration functions from 2020 to 2025. Prior to Cisco, Herren was CFO at Autodesk for six years, where he was instrumental in orchestrating Autodesk’s business model transformation. He led the company’s global financial strategy including operations, corporate development, financial systems, tax and treasury, as well as the company’s procurement organizations. Prior to Autodesk, Herren held both finance and operational leadership roles across 14 years at Citrix Systems.

"Modern CFOs require more than just data; they need a foundation of transparency and trust. Workiva is uniquely positioned to deliver this through its AI-powered platform," said Scott Herren, incoming Independent Director, Workiva Board of Directors. "I am thrilled to partner with the team as Workiva accelerates its mission to deliver successful outcomes for the office of the CFO in a rapidly evolving market."

Effective March 2, 2026, Herren will join Workiva’s Board of Directors as an independent director, with a term ending at the annual meeting of stockholders to be held in 2026.

Seasoned Technology Operator Mark Peek Appointed to Workiva Board
Peek most recently served as Executive Vice President at Workday, from 2018 until May 2025. During his thirteen-year tenure, he held several pivotal operational roles, including Co-President, Chief Financial Officer, and Managing Director of Workday Ventures. Previously, Mr. Peek served as President of Business Operations and CFO at VMware, following seven years as Chief Accounting Officer at Amazon. He began his career with a 19-year tenure at Deloitte, including a decade as an audit partner.

“The Workiva platform has the opportunity to deliver measurable value across Financial Reporting, GRC, and Sustainability, which resonates deeply with CFOs who are modernizing their processes to unlock the potential of AI,” said Mark Peek, incoming Independent Director, Workiva Board of Directors. “Companies trust Workiva’s differentiated approach to power performance, enable transparency, and build trust at every step.”

Effective June 1, 2026, Peek will join Workiva’s Board of Directors as an independent director, with a term ending at the annual meeting of stockholders to be held in 2027.

David Mulcahy, Lead Independent Director and a member of the Audit and Compensation Committees, resigned from the Workiva Board of Directors, effective January 27, 2026. With this departure and the addition of both Herren and Peek, the Workiva board will consist of eight directors. Independent directors of Workiva’s board appointed Suku Radia as the new Lead Independent Director.

About Workiva
Workiva Inc. (NYSE: WK) powers trust, transparency, and accountability. Finance, accounting, sustainability, risk and audit teams from more than 6,500 organizations, including over 85% of Fortune 1,000 companies rely on Workiva for their mission-critical work. We transform how customers connect data, unify processes, and empower teams in a secure, audit-ready, AI-powered collaborative platform. Learn more at workiva.com.

Contacts
Media:
Bill Bode
Workiva Inc.
press@workiva.com

Investor:
Katie White
Workiva Inc.
investor@workiva.com